Exhibit 23.2

ACCOUNTANTS’ CONSENT

The Board of Directors
Aether Systems, Inc.

We consent to the use of our report dated March 9, 2000 on the financial statements of LocusOne Communications, Inc. as of December 31, 1998 and 1999 and for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

McLean, Virginia
January 21, 2002